Pacific Premier Bancorp turnaround complete, successful transition on going, poised for further growth

Financial
Regional Pacific Banks
(PPBI-NASDAQ)

Pacific Premier Bancorp Inc.

1600 Sunflower Ave.
Costa Mesa, CA 92626
Phone: 714-431-4000

Steven R. Gardner
President and CEO

Interview conducted by:
Lynn Fosse, Senior Editor
CEOCFOinterviews.com
Published - May 11, 2007

BIO:
Steven R. Gardneris the President and Chief Executive Officer of Pacific Premier Bancorp, Inc. and it’s subsidiary Pacific Premier Bank. Pacific Premier Bancorp, Inc. is a $725 million financial institution headquartered in Costa Mesa, California. Mr. Gardner has served in management positions in credit administration, portfolio management, lending production and operations as well as risk management for the past 24 years. Prior to joining the company, Mr. Gardner served as a Senior Vice President at Hawthorne Financial responsible for credit and lending administration and was part of the management team that led a turn around of that institution in the mid 1990’s. Mr. Gardner holds a B.A. from California State University Fullerton.

When Mr. Gardner and his management team assumed responsibility for Pacific Premier in late 2000 the company was under-capitalized, deemed a troubled institution and was subject to various regulatory enforcement documents. Under Mr. Gardner’s leadership, the management team has engineered a successful turn around of the company through the implementation of a commercial banking business model.

Mr. Gardner is President and a Director of the California Independent Bankers and a member of the Board of Directors for Independent Community Bankers of America. He is actively involved within the community and serves as the Director of Capital Projects for Saint Jeanne de Lestonnac Catholic School in Santa Ana, California. Mr. Gardner resides in Orange County California with his wife and their five children.

Company Profile:
Pacific Premier Bancorp, Inc. (“PPBI”) is the California-based holding company for Pacific Premier Bank, a California chartered commercial bank. We conduct business throughout Southern California from our seven locations in the counties of Los Angeles, Orange and San Bernardino. We operate six full service depository branches in the cities of Costa Mesa, Huntington Beach, Los Alamitos, Newport Beach, San Bernardino and Seal Beach, and a Small Business Administration (“SBA”) loan production office in Pasadena.

We provide banking services within our targeted markets in Southern California to businesses, including the owners and employees of those businesses, professionals, real estate investors, non-profit organizations and consumers. Through our branches and our web site at www.PPBI.net on the internet, we offer a broad array of deposit products and services for both commercial and consumer customers including checking, money market and savings accounts, cash management services, electronic banking, and on-line bill payment. We offer an array of loan products, such as commercial business loans, lines of credit, commercial real estate loans, SBA loans, residential home loans, and home equity loans. At December 31, 2006, we had consolidated total assets of $730.9 million, net loans of $605.1 million, total deposits of $339.5 million, consolidated total stockholders’ equity of $58.0 million, and the bank was considered a “well-capitalized” financial institution for regulatory capital purposes.

CEOCFO: Mr. Gardner, what was your vision when you came to Pacific Premier Bancorp and where are you today?
Mr. Gardner: “When we took over Pacific Premier in the 4th Quarter of 2000, it was a troubled bank that had significant regulatory issues and was under capitalized. The vision was to turn the bank around and to ultimately transform it into one of Southern California’s top performing commercial banks serving small businesses within the Southern California market place.”

CEOCFO: How have you accomplished the turnaround and where do you still need to go?
Mr. Gardner: “Predominantly through the recruitment of great people; passionate and experienced business bankers from some of Southern California’s best performing business banks. It’s our people that have allowed us to accomplish the turnaround and to transform the bank. We had to substantially reduce expenses across the organization as well as reduce the risk within the entire bank. We did so by closing offices, shrinking the balance sheet from $550 million in assets to $200 million, reducing staffing from 330 employees down to 50. It was a painful process but absolutely necessary to ensure our viability. Once that stage was completed we began to go to work on rebuilding the bank. By bringing in new business bankers that had the expertise and relationships the transformation became a reality.”

CEOCFO: You have expanded recently; will you tell us where you have gone and why you have chosen these particular areas?
Mr. Gardner: “We have opened three new full service depository branches in Orange County within the cities of Los Alamitos, Costa Mesa and Newport Beach. Each of these areas has a high concentration of businesses, which are also supported by a strong consumer base with households that have high average incomes. Additionally, we relocated our Huntington Beach branch to a new office at a highly visible location and opened a new SBA loan production office in Pasadena. All of these locations were chosen due to their close proximity to vibrant and growing business centers. With this expansion we expect to continue to grow the number of business relationships over the coming years which will allow us to reduce our reliance on wholesale funding sources.”

CEOCFO: Who is your target business customer and how are you reaching them?
Mr. Gardner: “Our focus is on businesses with revenues ranging between $2.0 million to $50 million annually. We have two primary methods of targeting those customers; first through our bankers within the branches who reach out to businesses within each of their communities. Those bankers are focused on calling on small businesses as well as servicing existing customers. The second method is through our SBA and commercial real estate lending activities. This business provides us the opportunity to review a large number of transactions, which in turn provides us the opportunity to cross sell our depository products.”

CEOCFO: Are you concerned about the real estate bubble?
Mr. Gardner: “We are not exposed in any direct way to residential home lending and thus the “real estate bubble”. We do not have any residential construction loans on our books and we do not engage in sub-prime lending. The outlook for our loan types, commercial real estate, business loans and apartment loans, remains relatively strong. Given our disciplined credit analysis and centralized underwriting we are comfortable with where we are positioned in the marketplace.”

CEOCFO: Most people understand the appeal of a local bank as opposed to a national or larger bank; why are people coming to you instead of other community banks?
Mr. Gardner: “It is all about our people and their service level, knowledge and expertise of the businesses we serve. It is their availability 24 hours a day, seven days a week, to each of our customers. Business owners have a personal banker they can call directly at any time and who will take care of whatever the need, issue or concern is. This commitment to our customers by every employee in the bank and the sales culture that we have created is leading to more businesses making the switch to Pacific Premier every day.“

CEOCFO: Will you tell us about the community involvement of the bank?
Mr. Gardner: “We are extensively involved in various community activities within our local markets. Our employees participate in a number of community organizations and charitable events every year. The bank itself directly invests and contributes to a variety of charitable organizations with the local communities.”

CEOCFO: Are there services that you are not now offering that you would like to add to the mix?
Mr. Gardner: “One of the keys that we will be rolling out later this year will be a remote capture deposit product. An obvious compliment to the currier service we already provide to business customers to make banking with us as convenient as possible.”

CEOCFO: You mentioned consumers providing a deposit base; who are your consumer customers and why are they using a “business” bank?
Mr. Gardner: “Part of our strategy as we serve business owners is that once we earn their business, we specifically target the business owner and their employees, thus they become our primary consumers. We have a very attractive employee-banking program for those businesses. Lastly, through referrals from existing customers about the service levels they receive at the bank.”

CEOCFO: How has Pacific Premier fared under the interest rate situation that we have recently experienced?
Mr. Gardner: “Like most banks, the current inverted yield presents significant challenges to our business. We have been able to work our way through by focusing on both the top line; higher yielding loan products and the bottom line; through increasing low cost core deposits. Another way we have dealt with the inverted yield curve is through an increase in non-interest income. We have been successful in selling excess loan production, namely apartment loans, which has helped to offset part of the margin compression we experienced through the third quarter of 2006.”

CEOCFO: What will be different about the bank two or three years down the line?
Mr. Gardner: “We will continue to shift the asset and liability mix to higher yielding loan products and to lower yielding business deposits such that we expect our net interest margin to expand. We will continue to grow and diversify the bank within southern California.”

CEOCFO: Why should potential investors be interested and what might people miss when they first look?
Mr. Gardner: “We are currently trading at a significant discount to our peers from both a tangible book value and price to earnings basis. Many investors may not be aware of the significant transition the bank has under gone over the past several years.”

CEOCFO: In closing, what is your day-to-day focus as CEO?
Mr. Gardner: “My job varies from day-to-day. Primarily it involves providing the leadership and direction for our management team. Interacting with our employees and listening to the challenges they face each day. Meeting with customers to hear how we can better meet their needs and ensuring that our employees share the passion I have for this company.”